Exhibit 21.1

Subsidiaries of LAVA Therapeutics N.V.

Subsidiary	Jurisdiction
LAVA Therapeutics, Inc.	Delaware, United States of America
LAVA Therapeutics (Australia) Pty Ltd	Queensland, Australia